Exhibit 99.1

FOR RELEASE: IMMEDIATE

CPS Technologies Corporation Announces First Quarter 2023 Financial Results

Record Revenue; Margin Expansion; Strong Book-to-Bill

Norton, Massachusetts – May 4, 2023 – CPS Technologies Corporation (NASDAQ:CPSH) (“CPS” or the “Company”) today announced financial results for the fiscal first quarter ended April 1, 2023.

First Quarter Highlights

●	Revenue of $7.1 million for the first quarter of 2023 versus $6.7 million in the prior-year period
●	Gross margin of 31.6 percent, up 210 basis points from the first quarter of 2022
●	Operating profit of $0.7 million for the quarter ended April 1, 2023 versus $0.5 million in the prior-year period

“I’m pleased to announce that this period marked a new level of top line performance for the Company, with revenue of $7.1 million surpassing the previous record set during the second quarter of 2022,” said Chuck Griffith, CFO and acting President. “While the 7% increase in sales year-over-year was significant, the fact that the first quarter of 2022 was a longer, 14 week quarter – which only happens every five or six years – makes this growth even more impressive. In addition, gross margins expanded year-over-year, and our operating profit rose by 27%, to $0.7 million. Fiscal 2023 is clearly off to a great start.

”Given a first quarter book-to-bill ratio of 112%, significant wins with a leading aerospace customer, a new Small Business Innovative Research (SBIR) contract, and a strong backlog, we expect to continue a pattern of robust and sustainable growth over the coming quarters. In addition, to meet the increasing demands of our operations, we have expanded our team by adding key roles in business development and quality, with more to come. Based on our current pipeline of opportunities and ongoing demand, I anticipate the Company will set additional records for revenue and profit as we move forward in 2023.”

Results of Operations

CPS reported revenue of $7.1 million for the first quarter of fiscal 2023 versus $6.7 million in the prior-year period, reflecting higher product shipments. Gross profit rose to $2.2 million, or 31.6 percent of revenue, from $2.0 million, or 29.5 percent of revenue, in the fiscal 2022 first quarter. The higher gross margin year-over-year reflects increased operating leverage and improved product mix.

Operating profit rose to $0.7 million in the fiscal 2023 first quarter from $0.5 million in the prior-year period. Reported net income was $0.5 million, or $0.03 per diluted share, versus $0.4 million, or $0.03 per diluted share, in the quarter ended April 2, 2022.

Conference Call

The Company will be hosting its first quarter 2023 earnings call at 4:30 pm on Thursday, May 4. Those interested in participating in the conference call should dial:

Call in Number: 1-844-943-2942

Conference ID: 503680

The Company encourages those who wish to participate to call in 10 minutes before the scheduled start time to ensure the operator can connect all participants.

About CPS

CPS is a technology and manufacturing leader in producing high-performance energy management components that facilitate the electrification of the economy. Our products and intellectual property include critical pieces of the technology puzzle for electric trains and subway cars, wind turbines, hybrid vehicles, electric vehicles, the smart electric grid, 5G infrastructure, and others. CPS' armor products provide exceptional ballistic protection and environmental durability at a very lightweight. CPS is committed to innovation and to supporting our customers in building solutions to this planet's problems.

Safe Harbor

Statements made in this document that are not historical facts or which apply prospectively, including those relating to 2023 financial results, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "will," "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company's expectation. Additional information concerning risk factors is contained from time to time in the company's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.

CPS Technologies Corporation
111 South Worcester Street
Norton, MA 02766

www.cpstechnologysolutions.com

Investor Relations:

Chris Witty

646-438-9385

cwitty@darrowir.com

CPS TECHNOLOGIES CORP.
Statements of Operations (Unaudited)

	Fiscal Quarters Ended
	April 1,	April 2,
	2023	2022

Revenues:
Product sales	$7,100,267	$6,652,714

Total revenues	7,100,267	6,652,714
Cost of product sales	4,855,564	4,689,224

Gross Profit	2,244,703	1,963,490
Selling, general, and administrative expense	1,550,522	1,416,393

Income from operations	694,181	547,097
Other income (expense), net	15,590	-1,913

Income before taxes	709,771	545,184
Income tax provision	250,570	125,748

Net income	$459,201	$419,436

Net income per basic common share	$0.03	$0.03

CPS TECHNOLOGIES CORPORATION
BALANCE SHEET (UNAUDITED)

	April 1,	December 31,
	2023	2022
ASSETS

Current assets:
Cash and cash equivalents	$7,369,863	$8,266,753
Accounts receivable-trade, net	4,714,138	3,777,975
Accounts Receivable - other	700,703	685,668
Inventories, net	4,692,655	4,875,901
Prepaid expenses and other current assets	299,601	211,242
Total current assets	17,776,960	17,817,539
Net property and equipment	1,378,679	1,326,968

Right-of-use lease asset	433,000	466,000
Deferred taxes, net	1,842,992	2,069,436
Total Assets	$21,431,931	$21,679,943

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Note payable, current portion	44,424	43,711
Accounts payable	2,046,893	1,836,865
Accrued expenses	731,454	820,856
Deferred revenue	1,828,068	2,521,128
Lease liability, current portion	157,000	157,000
Total current liabilities	4,807,839	5,379,560
Note payable less current portion	43,439	54,847
Deferred revenue – long term	--	231,020
Long term lease liability	276,000	309,000
Total liabilities	5,127,278	5,974,427

Total stockholders’ equity	16,304,653	15,705,516
Total liabilities and stockholders’ equity	$21,431,931	$21,679,943